ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)


Armando C. Ibarra, C.P.A.                   Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accounts


September 19, 2001

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report of August 8, 2001, on the financial statements of Tasco International, Inc., as of June 30, 2001, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ ARMANDO IBARRA, C.P.A.






                      350 E. Street, Chula Vista, Ca 91910
     Tel: (619) 422-1348                              Fax: (619) 422-1465